EXHIBIT 11.1

                            COMPUTRON SOFTWARE, INC.

             Statement re: computation of earnings (loss) per share


                                        Three Months Ended    Six Months Ended
                                             June 30,             June 30,
                                        -----------------    ------------------
                                          1995      1996       1995      1996
                                        -------   -------    -------   --------

Net income (loss) (in thousands) .....  $   918   $(6,718)   $ 1,594   $(13,136)
                                        =======   =======    =======   ========

Weighted average common and
 common equivalent shares outstanding:

  Shares outstanding at the beginning
    of the period ....................   17,829    20,767     17,829     20,744
  Weighted average shares issued
    during the period ................       --         7         --         30
  Dilutive effect of common stock
    equivalents ......................      982        --        982         --
                                        -------   -------    -------   --------

Weighted average common and common
  equivalent shares outstanding: .....   18,811    20,774     18,811     20,774
                                        =======   =======    =======   ========

Net income (loss) per share ..........  $  0.05   $ (0.32)   $  0.08   $  (0.63)
                                        =======   =======    =======   ========

- ----------

(1) All share information contained in the per share calculation has been adjusted to reflect the conversion of all series of Redeemable Convertible Preferred Stock and Class A and Class B Common Stock into Common Stock as of the original issuance dates. These equities were converted into Common Stock upon the closing of the initial public offering on August 29, 1995.


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